UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 6, 2006
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky (State or other jurisdiction of incorporation)	0-20372 (Commission File Number)	61-0875371 (IRS Employer Identification No.)

10140 Linn Station Road, Louisville, Kentucky (Address of principal executive offices)		40223 (Zip code)
(502) 394-2100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement
     Res-Care, Inc. has entered into a new employment agreement with its Chief Financial Officer David W. Miles.
The material terms of the agreement are as follows:
     Position: Executive Vice President and Chief Financial Officer.
     Term: Effective as of January 1, 2006 to December 31, 2008 and may be renewed at the Company’s option with Mr. Miles’ consent for successive one-year terms.
     Base Salary: Mr. Miles’ base salary will be $235,000 effective retroactive to November 1, 2005, the date when he was appointed Chief Financial Officer. The base salary shall increase annually beginning with January 1, 2007 by the annual percentage increase in the Consumer Price Index for All Urban Consumers, All Items.
     Bonus: Before any bonus is earned any year of the agreement, the Company must meet or exceed 90% of the EBITDA target for 2006 set for the Company by the Board of Directors. In any year, the actual EBITDA will be increased by any extraordinary charges or losses and other appropriate additions as determined by the Committee or the Board of Directors. These EBITDA levels are considered the EBITDA thresholds.
     Mr. Miles is eligible for a bonus of up to a total of 100% of his base salary. In 2006, a maximum of 50% of the bonus is based on the Company’s EBITDA performance and a maximum of 50% is based on the performance of the departments for which Mr. Miles is responsible. For each calendar year following 2006, the Committee will establish the maximum percentages for the two components between 40% and 60% for the departments’ performance and between 40% and 60% for the Company’s with a total always to be equal to 100%. For each year of the agreement, the Committee will determine the performance criteria and the relative weights of those criteria. As of this filing, the performance criteria and relative weights have not yet been determined for 2006.
     The Company component will be measured against a range between the annual EBITDA target set by the board and the EBITDA threshold that must be met for any bonus to be granted, which is referred to as the Incentive Range. A percentage factor equal to the difference between the Company’s actual EBITDA performance and the established EBITDA threshold divided by the Incentive Range will be applied to the maximum percentage for the Company component to arrive at the actual Company component for that year.
Restricted Stock Awards:
     Upon execution of the agreement and on December 31, 2006 and each December 31 during the term of the agreement, the Company will award Mr. Miles the number of ResCare common shares equal to $100,000 divided by the closing price on the award date (5,461 shares on March 6, 2006) provided he continues to be employed by ResCare. One-third of the restricted shares of each award vest in one-third increments annually beginning on the third anniversary of the award of the shares, as long as Mr. Miles continues to be employed on those dates. For purposes of determining vesting dates, the award on the execution date will be deemed to have been awarded on December 31, 2005.
     Two-thirds of each restricted share award is considered a performance award. Such award will only vest if the sum of the Company’s EBITDA performance for the three calendar years preceding the vesting date meets or exceeds 90% of the sum of the annual EBITDA target amounts established by the Board of Directors for the same previous three years. The restricted shares will vest in one-third increments annually on March 15 immediately after the third, fourth and fifth anniversaries of the award of the shares.
     In the event of Mr. Miles’ death, permanent disability or a Change of Control of the Company, as defined in Res-Care’s 2005 Omnibus Incentive Compensation Plan, all of the then unvested shares will vest immediately.
Termination:
     If the employment agreement is terminated without cause by the Company, Mr. Miles is entitled to receive his base salary for 12 months after termination. If his employment is terminated because the Company elects not to renew the employment agreement, Mr. Miles is entitled to receive his base salary for 12 months after termination. In each case he will also receive any earned but unpaid bonus for a calendar year ending before termination.
     If the employment agreement is terminated because of Mr. Miles’ disability he will continue to receive his base salary until the earlier of the termination of the agreement or the commencement of disability benefits under the Company’s benefit plan. In addition, if the agreement terminates because of commencement of disability benefits and the disability benefits do not equal 100% of base salary, Mr. Miles will receive the difference between his base salary and the disability payment until the agreement terminates due to disability as provided in the agreement.
Restrictive Covenants:
     Mr. Miles agrees not to compete with ResCare during his employment and for twelve months after termination of his employment, including by means of expiration of the agreement. He also agrees to maintain confidentiality of Company information and not to disparage the Company or its employees.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
99.1	Employment Agreement for David W. Miles. Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 is hereby incorporated by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.

Date: March 8, 2006	By	/s/ Ronald G. Geary

Ronald G. Geary Chairman, CEO and President

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Employment Agreement for David W. Miles. Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 is hereby incorporated by reference.